Exhibit (k)(1)

[Form of Administration Agreement]

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”) made as of                , 2011 by and between Centre Lane Investment Corp., a Delaware Company (the “Company”), and Centre Lane Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Company is a newly organized closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.       Duties of the Administrator.

(a) Employment of Administrator. The Company hereby employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including, but not limited to, current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and proxy or information statements to stockholders. At the Company’s request, the Administrator will provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to offer such assistance. In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

2.       Records.

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. The Administrator may engage one or more third parties to perform all or a portion of the foregoing services.

3.       Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.       Compensation; Allocation of Costs and Expenses.

(a) In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, including the costs and expenses charged by any sub-administrator that may be retained by the Administrator to provide services to the Company or on the Administrator’s behalf.

(b) The Company will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Company’s investment advisor (the “Advisor”), pursuant to that certain Investment Management Agreement, dated as of                , 2011, by and between the Company and the Advisor. Costs and expenses to be borne by the Company include, but are not limited to, those relating to: the Company’s organization; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firms); expenses, including travel expense, incurred by the Advisor or payable to third parties performing due diligence on prospective portfolio companies, monitoring the Company’s investments and, if necessary, enforcing its rights; interest payable on debt, if any, incurred to finance the Company’s investments; offerings of the Company’s common stock and other securities, if any; investment advisory and management fees; distributions on the Company’s shares; administration fees payable under this Agreement; the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent director fees and expenses; preparing and filing reports or other documents with the SEC; preparation of any reports, proxy statements or other notices to our stockholders, including printing costs; the Company’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; expenses relating to the development and maintenance of the Company’s website; direct costs and expenses of administration, including audit and legal costs; and all other expenses reasonably incurred by the Company or the Administrator in connection with administering the Company’s business, such as the allocable portion of overhead under this Agreement, including rent and the allocable portion of the cost of the Company’s chief financial officer and chief compliance officer and their respective staffs.

5.       Limitation of Liability of the Administrator; Indemnification.

The Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6.       Activities of the Administrator.

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as officers, directors, stockholders or otherwise.

7.       Duration and Termination of this Agreement.

(a) This Agreement shall continue in effect for two years from the date hereof and thereafter continue automatically for successive annual periods, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company and (ii) a majority of those members of the Company’s Board of Directors who are not parties to this Agreement or “interested persons” (as defined by Section 2(a)(19) of the 1940 Act) of any such party.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Company’s Board of Directors, or by the Administrator, upon not less than 60 days’ written notice to the other party.

(c)  This Agreement may not be assigned by a party without the consent of the other party.  The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.       Amendments of this Agreement.

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties hereto.

9.       Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

10.     Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

11.     Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CENTRE LANE INVESTMENT CORP.

/s/
By:
Title:

CENTRE LANE ADVISORS, LLC

/s/
By:
Title: